EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this registration statement on Form S-8 of our report dated January 29, 1997, except for Note 1 (as it relates to "Earnings Per Share" and "Common Stock Split") and Note 13 as to which the date is July 21, 1997, on our audits of the consolidated financial statements of First International Bancorp, Inc. and Subsidiary.



COOPERS & LYBRAND L.L.P.

Hartford, Connecticut
February 6, 1998